Exhibit 99.2

Aerpio Therapeutics and Zeta Acquisition Corp. II

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

We were incorporated as Zeta Acquisition Corp. II, or Zeta, in the State of Delaware on November 16, 2007. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended).

On March 15, 2017, our wholly-owned subsidiary, Aerpio Acquisition Corp., a corporation formed in the State of Delaware on March 3, 2017, or the Acquisition Sub, merged with and into Aerpio Therapeutics, Inc., a corporation incorporated on November 17, 2011 in the State of Delaware referred to herein as Aerpio. Pursuant to this transaction, or the Merger, Aerpio was the surviving corporation and became our wholly-owned subsidiary and the resulting company will be referred to herein as the Company. All of the outstanding capital stock of Aerpio was converted into shares of our Common Stock, as described in more detail below.

Immediately following the Merger, Aerpio was converted into a Delaware limited liability company, or the Conversion.

On March 15, 2017, we changed our name to Aerpio Pharmaceuticals, Inc. by filing the Certificate of Amendment to our Certificate of Incorporation. On March 3, 2017, our board of directors, and on March 10, 2017, our pre-Merger stockholders, approved an Amended and Restated Certificate of Incorporation, which, among other things, would increase our authorized capital stock from 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, to 300,000,000 shares of common stock, par value $0.0001 per share, or the Common Stock, and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share, respectively. Our Amended and Restated Certificate of Incorporation will be effective upon its filing with the Secretary of State of the State of Delaware on the date that is 20 days after the mailing of a definitive Schedule 14C information statement to our pre- Merger stockholders. On March 15, 2017, our board of directors adopted the Amended and Restated Bylaws.

Immediately following the Conversion, the pre-Merger stockholders of Zeta surrendered for cancellation 4,000,000 of the 5,000,000 shares of the outstanding common stock of Zeta, or the Cancellation. Immediately following the Cancellation, on March 15, 2017, we closed a private placement offering, or the Offering, of 8,049,555 shares of our Common Stock, at a purchase price of $5.00 per share. Additional information concerning the Offering is presented below under Item 2.01, “Merger and Related Transactions—the Offering” and “Description of Securities,” and Item 3.02, “Unregistered Sales of Equity Securities.”

Immediately following the closing of the Merger, the Conversion, the Cancellation and the Offering, our outstanding shares of Common Stock (on a fully diluted basis) are owned as follows:

•	Former holders of Aerpio’s capital stock hold an aggregate of 18,000,000 shares of our Common Stock, or approximately 55.8% on a fully diluted basis;

•	The other stockholders of Zeta hold 1,000,000 shares of our Common Stock, or approximately 3.1% on a fully diluted basis;

•	The Offering resulted in the issuance of an aggregate of 8,049,555 shares of our Common Stock, consisting of 3,512,955 shares issued to existing Company shareholders, 4,536,600 shares issued to new shareholders, or together approximately 24.9% on a fully diluted basis;

•	317,562 shares of Common Stock underlying warrants to brokers as payment for services provided, or approximately 1.0% on a fully diluted basis.

•	300,000 shares of our Common Stock are reserved under the 2017 Employee Stock Purchase Plan, as of the closing date, or approximately 0.9% on a fully diluted basis;

•	An aggregate of 4,600,000 shares of Common Stock are reserved for issuance under the 2017 Stock Option and Incentive Plan, or the 2017 Plan, which includes 927,592 options to purchase shares of our Common Stock are granted to employees under the Aerpio 2011 Equity Incentive Plan, together representing approximately 14.3% on a fully diluted basis.

The Merger is being accounted for as a reverse-merger and recapitalization. Aerpio is the acquirer for financial reporting purposes, and Zeta is the acquired company under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combination. Consequently, the assets, liabilities and operations that will be reflected in the historical financial statements prior to the Merger will be those of the Company and will be recorded at the historical cost basis of the Company, and the consolidated financial statements after completion of the Merger will include the assets, liabilities and results of operations of Aerpio up to the day prior to the closing of the Merger and the assets, liabilities and results of operations of the combined company from and after the closing date of the Merger. The unaudited pro forma combined financial information is based on individual historical financial statements of Aerpio and Zeta prepared under U.S. GAAP and is adjusted to give effect to the Merger Agreement.

Certain fees associated with the acquisition that were incurred by Aerpio and Zeta, such as fees for legal and financial services, are not reflected in these unaudited pro forma combined financial statements. The unaudited pro forma combined statements of operations eliminate any non-recurring charges directly related to the Merger that the combined entities incur upon completion of the Merger.

The unaudited pro forma combined balance sheet as of December 31, 2016 gives effect to the merger as if it had been consummated on December 31, 2016 and includes adjustments that give effect to events that are directly attributable to the transaction and that are factually supportable. The unaudited pro forma combined statements of operations for the year ended December 31, 2016 gives effect to the merger as if it had been consummated on January 1, 2016 and include adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable. The notes to the unaudited pro forma combined financial information describe the pro forma amounts and adjustments presented below.

The unaudited pro forma combined financial information does not purport to represent what the combined company’s results of operations and comprehensive loss or financial position would actually have been had the Merger occurred on the dates described above or to project the combined company’s results of operations and comprehensive loss or financial position for any future date or period.

The unaudited pro forma combined financial information should be read together with (1) Aerpio’s audited balance sheets as of December 31, 2016 and 2015 and the related statements of operations and comprehensive loss, statements of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows for the years ended December 31, 2016 and 2015 and the accompanying notes, and (2) Zeta’s audited balance sheet as of December 31, 2016 and the related statements of operations and statements of cash flows for the twelve months ended December 31, 2016 and 2015 and the accompanying notes.

Aerpio Therapeutics, Inc. and Zeta Acquisition Corp II

Unaudited Pro Forma Combined Balance Sheets

As of December 31, 2016

	Aerpio Therapeutics (unaudited)	Zeta Acquisition Corp II (unaudited)	Pro Forma Adjustments (unaudited)		Private Placement, net (unaudited)		Combined Pro Forma (unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,609,694	$4,012			$35,496,090	(e)	$37,109,796
Short-term investments	50,000	—	—		—		50,000
Accounts receivable	4,157	—	—		—		4,157
Prepaid research and development contracts	353,434						353,434
Other current assets	209,038	—	—		—		209,038

Total current assets	2,226,323	4,012	—		35,496,090		37,726,425
Furniture and equipment, net	149,595	—	—		—		149,595
Deposits	20,960	—	—		—		20,960

Total assets	$2,396,878	$4,012	$—		$35,496,090		$37,896,980

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$2,470,970	17,549	(483,442	) (a)	—		$2,005,077
Accrued interest	—	42,378	(42,378	) (a)	—		—
Convertible	12,386,647	—	(12,386,647	) (a)	—		—
Notes payable, stockholders	—	170,000	(170,000	) (a)	—		—

Total current liabilities	14,857,617	229,927	(13,082,467	) (a)	—		2,005,077
Series A redeemable convertible preferred stock	7,016,515	—	(7,016,515	) (b)	—		—
Series A1 redeemable convertible preferred stock	40,897,311	—	(40,897,311	) (b)	—		—
Series A2 redeemable convertible preferred stock	25,844,064	—	(25,844,064	) (b)	—		—

Total redeemable convertible preferred stock	73,757,890	—	(73,757,890	) (b)	—		—
Stockholders’ deficit:
Common stock
	29	—	(29	) (c)	805	(e)	2,704
			124	(c)
	—	500	(400	) (d)	—
	—	—	274	(a)	—
			1,401	(b)
Additional paid-in capital	—	—	(95	) (c)	—		122,767,352
	—	—	400	(d)	—
		49,500	—		36,154,780	(e)
	—	—	13,082,193	(a)	—
	—	—	73,756,489	(b)	—
			(275,915	) (g)
Accumulated deficit	(86,218,658)	(275,915)	275,915	(g)	(659,495	) (e)	(86,878,153)

Total stockholders’ deficit	(86,218,629)	(225,915)	86,840,357		35,496,090		35,891,903

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$2,396,878	$4,012	$—		$35,496,090		$37,896,980

Aerpio Therapeutics, Inc. and Zeta Acquisition Corp II

Unaudited Pro Forma Combined Statements of Operations and Comprehensive Loss

Year Ended December 31, 2016

	Aerpio Therapeutics Inc. (unaudited)	Zeta Acquisition Corp II (unaudited)	Pro Forma Adjustments (unaudited)			Combined Pro Forma (unaudited)
Operating expenses:
Research and development	$11,367,590	—	—			$11,367,590
General and administrative	5,265,995	29,492				5,295,487

Total operating expenses	16,633,585	29,492				16,663,077
Operating loss	(16,633,585)	(29,492)				(16,663,077)

Other income:
Grant income	131,281	—	—			131,281
Interest income (expense)	(482,204)	(9,942)	493,384	(f	)	1,238
Reimbursements from Akebia	997	—	—			997
Other expense	—	—	—			—

Total other income	(349,926)	(9,942)	493,384			133,516

Reconciliation to net loss attributable to common stockholders:
Net loss and comprehensive loss	$(16,983,511)	$(39,434)	$493,384			$(16,529,561)

Net loss attributable to common shareholders	$(20,912,088)	$(39,434)	$493,384			$(20,458,138)

Net loss per share attributable to common shareholders, basic and diluted	$(10.51)					$(0.76)

Weighted-average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	1,989,863	—				27,049,555

Merger Pro Forma Adjustments

A – To record the conversion of the convertible notes and related accrued interest of Aerpio into common stock followed by the exchange of such shares for shares of common stock of the new Merged entity, Aerpio Pharmaceuticals with a par value of $0.0001 per share. Also includes the elimination of the notes payable and related accrued interest to the stockholder of Zeta.

B – To record the conversion of the redeemable convertible preferred stock of Aerpio into common stock followed by the exchange of such shares for shares of common stock of the Company, with a par value of $0.0001 per share.

C – To adjust common stock for the 0.43 for 1 exchange at the time of the Merger followed by the exchange of such shares for shares of common stock of the Company, at a par value of $0.0001 per share.

D – To record the cancellation of shares of common stock of Zeta outstanding immediately prior to the Merger.

E – In March 2017, the Company completed a Private Placement Offering (PPO) and issued 8,049,555 shares of common stock, with a par value of $0.0001 per share, at an offering price of $5.00 per share. The proceeds, net of placement agent and other offering expenses estimated at $4.8 million, are $35.5 million. In connection with the PPO, warrants were issued to the Placement Agents to purchase an aggregate of 317,562 shares of common stock. The warrants have a 3 year term and an exercise price of $5.00 per share. The warrants, which are equity classified, were allocated a portion of total offering proceeds on a relative fair value basis. The allocation of proceeds to the warrant created a discount relative to the value of the common stock issued and was recognized as a dividend for financial reporting purposes.

F – The unaudited pro forma condensed statements of operations reflect an adjustment for the reduction in interest expense to reflect the conversion of the convertible notes of Aerpio as if the conversion occurred on January 1, 2016 and the extinguishment of the outstanding debt to the stockholder of Zeta.

G – To eliminate the accumulated deficit of Zeta.